Exhibit 10.15

Letter of Indemnification
Dated 8 October, 2009
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Thailand — SIG)
Debevoise & Plimpton llp
London

i

THIS Letter of Indemnification is made on 8 October, 2009
BY;
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	SIG Combibloc Group AG (“SIG”), the holding company of the Thai Obligor (defined below), was acquired by Beverage Packaging Holdings (Luxembourg) III S.à r.l. (“BPIII”) in mid 2007, using acquisition debt made available under a combination of senior secured bank loans under a senior facilities agreement (the “Senior Facilities Agreement”),and an issue of senior notes and senior subordinated notes (the “Notes”). The Thai Obligor has provided guarantees and security in relation to the Senior Facilities Agreement, and guarantees in relation to the Notes.
B.	BPIII, the sole shareholder of SIG, intends to directly and indirectly acquire the Closure Systems International business and Reynolds Consumer Products business (the “Acquisition”).
C.	In connection with the Acquisition, the existing financing arrangements put in place for the acquisition of SIG and the Closure Systems International and Reynolds Consumer Products businesses will need to be amended or replaced. The Thai Obligor (as defined below) will be required to:
(a)	enter into release documentation in relation to the Senior Facilities Agreement and the guarantees and security provided by the Thai Obligor in respect of the Senior Facilities Agreement;
(b)	guarantee the issue of new senior lien notes in an aggregate principal amount of the equivalent of approximately US$1 .842 billion (the “New Notes”) and new senior bank debt in the amount of the equivalent of approximately US$1.16 billion (“New Senior Facility”);
(c)	provide senior priority security for the New Notes and the New Senior Facility over substantially all of its assets;

(d)	enter into an intercreditor agreement in respect of the New Senior Facility and the New Notes, and an intercreditor agreement in respect of the New Notes, New Senior Facility and the Notes,
(collectively, the “Transactions”).
D.	Rank has agreed to provide an indemnity to the Indemnitees in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.
THIS LETTER OF INDEMNIFICATION WITNESSES as follows:
1.	Definitions

“Indemnitee” means each person listed in Part B to the Schedule to this Letter of Indemnification.

“Thai Obligor” means the company listed in Part A to the Schedule to this Letter of Indemnification.
2.	Indemnification

Rank shall upon first demand indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of the Thai Obligor in his or her capacity as a director of the Thai Obligor on written (including by e-mail or telefax) instruction from a direct or indirect shareholder of the Thai Obligor in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter of Indemnification, an Indemnitee shall not be entitled to indemnification under this Letter of Indemnification:
(a)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to Rank any related payments claims under such insurance policy; or
(b)	to the extent that payment has or will be made to the relevant Indemnitee by the Thai Obligor or any affiliate of Rank otherwise than pursuant to this Letter of Indemnification.
4.	Indemnification Procedure
4.1	Each Indemnitee shall give Rank notice in writing (including by e-mail or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter of Indemnification. To obtain indemnification payments or advances under this Letter of Indemnification, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.
4.2	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.
4.3	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter of Indemnification where he fails to give notice within the period specified in sentence 1 (“as soon as practicable”) of this clause 4.

5.	Severability

If any provision or provisions of this Letter of Indemnification shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter of Indemnification and this Letter of Indemnification shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.
6.	Governing law and jurisdiction

This Letter of Indemnification shall be governed by and its provisions construed in accordance with Swiss law. All the parties to this Letter of Indemnification irrevocably agree that the courts of Zurich are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Indemnification (including any dispute regarding the existence, validity or termination of this Letter of Indemnification).
7.	Amendments

No amendment or modification of this Letter of Indemnification shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter of Indemnification.

IN WITNESS of which this Letter of Indemnification has been executed and has been delivered on the date stated at the beginning of this Letter of Indemnification for the benefit and in favour of each Indemnitee.

Rank Group Limited
By:	/s/ Graeme Hart
Graeme Hart Position: Director
Address: 743 Riddell Rd, Glendowie, New Zealand 1005

Schedule
Part A
Thai Obligor
•	SIG Combibloc Ltd.

Part B
List of Indemnitees
•	Karl Joseph Eagle

•	André Rosenstock

•	Frank Buchholz

7